Exhibit 14.1

For Fiscal Year Ending December 31, 2011

To all Employees, Contractors, Consultants, Members of the Board of Directors and Officers:

It is the policy and practice of Rvue Holdings, Inc., its divisions, subsidiaries, and affiliates (the "Company") to conduct business lawfully and ethically and to encourage the highest standard of ethical conduct for all its employees, contractors, consultants and other individuals working on its behalf. As a condition of our employment, each of us has an obligation to act at all times fairly and honestly. Each year, at the request of the Audit Committee of our Board of Directors, each of us is required to review and acknowledge our compliance with the Company's Code of Conduct and Corporate Ethics General Policy Statement ("Code").

You must read the enclosed copy of the Code in its entirety, and retain it in your files for future reference. Compliance with the Code includes an ongoing obligation to report violations of the Code to the Chairman of the Audit Committee as set forth in Section N of the Code. In the event that you become aware of a past, present or future violation of the Code, please advise me or any other officer.

This Code is intended to help us understand our obligations to comply with the highest ethical, moral and legal standards. Keep it for future reference and make its guidelines an active part of your everyday business life. Violations of these guidelines are not acceptable business risks for Rvue Holdings, Inc. or any of its divisions, subsidiaries or affiliates.

After you read the Code, please sign the Receipt and Disclosure Certificate that is attached to this letter, and indicate any disclosures on the Certificate. Write "none" on the Certificate if you have no disclosure items. Please return the signed Receipt and Disclosure Certificate to the Human Resources Department sealed in the attached envelope as soon as possible. The company reserves the right to amend or modify all or any part of the code at its sole discretion. Amendments will be distributed accordingly.

If you have any questions relating to this Code, please feel free to contact me.

Thank you for your cooperation.

Sincerely,

Jason Kates
Chief Executive Officer

rVue Holdings, Inc.  -  100 NE 3rd Ave  -  Suite 200  -  Fort Lauderdale  -  FL 33301  - rVue.com  -  954-525-6464

GENERAL

The policy of the Company and its divisions, parents, subsidiaries and affiliates is to conduct the operations of its business activities in compliance with the law and with the highest ethical standards. Each of us has an obligation to act at all times in an honest and lawful ethical manner and with the highest integrity in our dealings with the Company and with customers, suppliers, and others. Adherence to this policy contributes to our success in the performance of our business.

The purpose of this Code of Conduct and Corporate Ethics General Policy Statement (the "Code") is to confirm the policy of the Company and to provide a statement of the general standards of conduct required by the Company, including such areas as conflicts of interest, use of corporate assets, confidential information and intellectual property, insider trading, cooperation with auditors and consultants, the Foreign Corrupt Practices Act, and certain other matters relating to the Company's business activities. The Code is meant to supplement, not replace, other more detailed policies and procedures of the Company with respect to certain matters. Your employment Handbook should also be referenced for matters concerning Company policy.

As an employee of the Company, you must read, understand and abide by the terms of the Code. For purposes of this Code, the word "Employee" shall include members of the Board of Directors and officers, as well as employees, contractors, consultants and any other individuals working on behalf of the Company. The foundation of the Code consists of the following basic standards of business and personal conduct: (i) honesty and candor in our activities, including observance of the spirit, as well as the letter, of the law, (ii) avoidance of conflicts between personal interests and those of the Company or its customers, or even the appearance of such conflicts, (iii) maintenance of our reputation and avoidance of activities that might reflect adversely on the Company, and (iv) integrity in dealing with the Company's assets.

It is the policy of the Company to:

•	Render prompt, equitable, efficient, courteous, and helpful service to its customers and to respect their rights to privacy;
•	Provide constructive counsel and guidance for the use of Company products and services in the achievement of personal or business goals;
•	Offer soundly conceived and competitively priced products and services;
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Administer Company affairs with due regard for the dignity, advancement, personal aspirations and fair remuneration of its Employees and others, without discrimination or privilege because of gender, color, religion, age, disability, sexual orientation, national origin, gender identity, gender expression or any other characteristics protected by applicable laws and regulations;

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Contribute to social, economic and cultural progress by accepting and discharging the obligations of good citizenship in the Company's products and services, employment practices, corporate contributions, and Employee activities;

•	Conduct all business in an honest, ethical and lawful manner.

Every Employee shall avoid any act or circumstance that could cast doubt on his or her ability to act with total objectivity in regard to the Company's interest. Persons shall conduct the Company's affairs on an arm's-length basis and not engage in business or financial activity that may conflict with that of the Company. Decisions regarding the Company's business with any other person or entity must be based solely upon valid business considerations of the Company. No one may permit a business decision involving the Company to be influenced by personal or other unrelated interests or factors.

Every Employee has a duty to the Company to advance its legitimate interests. In satisfying this duty, Employees may not exploit any opportunity for personal benefit that is discovered through the use of the Company's property, information or position without the informed written consent of an appropriate officer of the Company.

A.	CONFLICTS OF INTEREST

Every Employee shall avoid any act or circumstance that could cast doubt on his or her ability to act with total objectivity in regard to the Company's interest. Employees shall conduct the Company's affairs on an arm's-length basis and not engage in business or financial activity that may conflict with that of the Company. Towards this end, Employees must not place themselves or the Company in a position that would create even the appearance of a conflict of interest. No Employee may represent the Company in any transaction if an outside business interest or personal relationship might compromise or otherwise affect his or her ability to represent the Company's interests fairly and impartially.

B.	TRANSACTIONS WITH AFFILIATES

If Employees or Relatives are affiliated with, plan to be affiliated with or will have a financial interest of more than 5% in any of the entities listed immediately below, they must disclose the affiliation to senior management by submitting a Receipt and Disclosure Certificate to the Human Resources Department:

•	Business enterprises that compete with the Company.
•	Business enterprises that are customers of the Company.
•	Suppliers of goods or services to the Company.
•	Business enterprises that do business with the Company.

The Board of Directors shall determine whether such interest or affiliation represents a conflict of interest and whether such interest or affiliation should be disposed of, discontinued or limited. For purposes of this Code, a Relative is defined as the Employee's spouse, domestic partner, mother, father, brother, sister, child, mother/father-in-law, sister/brother-in-law, grandparent, grandchild or another individual living in the Employee's residence.

C.	EMPLOYMENT OF RELATIVES

If any Employee has a Relative that is employed in any capacity by the Company, its divisions, parent, subsidiaries or affiliates, this must be disclosed by submitting a Receipt and Disclosure Certificate to the Human Resources Manager at the time the Employee accepts such employment and each year to the Human Resources Department when this Code is distributed for signature.

D.	EMPLOYMENT BY SUPPLIERS, CUSTOMERS OR COMPETITORS

Employment by suppliers, customers or competitors outside of regular hours of employment at the Company is prohibited.

E.	BOARD MEMBERSHIPS

Occasionally, an Employee may be asked to serve on the Board of another business organization. An Employee must disclose Board memberships by submitting a Receipt and Disclosure Certificate to the Human Resources Department at the time of his or her appointment to the Board. Service by an Employee as a director, trustee, officer or representative as a volunteer without compensation for a non-profit organization does not require approval.

F.	COMMUNITY AFFAIRS

Employees are encouraged to actively participate in civic, cultural, and community affairs on a volunteer basis. The essence of volunteerism is that volunteer service is provided on an Employee's own time so that the Employee's job, for which he or she is being compensated by the Company, is done thoroughly and properly.

G.	POLITICAL ACTIVITIES AND CONTRIBUTIONS

Political activity, although encouraged, shall be in the name of the Employee and not in the name of the Company or any of its subsidiaries, divisions or affiliates. An Employee must disclose to the Company any public office position immediately upon acceptance of appointment or election by submitting a Receipt and Disclosure Certificate to the Human Resources Department. No payment by the Company (contribution, gift, advertising, admissions, or otherwise) will be made, or use of Company assets permitted, either in the United States or in any other country, in connection with any political campaign or for any attempt to influence the general public, or segments thereof, with respect to legislative matters, elections, or referenda, unless approved by the Board of Directors of the Company.

H.	ACCEPTANCE OF FREE SERVICES, PAYMENTS, GIFTS OR GRATUITIES

No Employee or any Relative shall directly or indirectly solicit or accept any:

1.	Commissions, profits, payments, loans,
2.	Free services or products, or
3.
Entertainment, travel, or gifts of value from individuals or organizations doing, or seeking to do, business with the Company, or from individuals or organizations with an interest in the business of the Company, or from any entity that has or would create the appearance of having, a conflict of interest as described in this Code.

The provisions of this section relating to entertainment, travel, and gifts do not apply to courtesies openly offered and given as part of routine business, such as holiday gifts or business luncheons, so long as such entertainment, travel or gifts are nominal in value. Normal bank loans at prevailing interest rates generally available to the public and in value within the banks' normal limits are permissible.

I.	OFFERING OF SERVICES, PAYMENTS, GIFTS GRATUITIES

No Employee may offer or give payments, compensation, or gratuities of any kind ("compensation") to any person or entity in the course of seeking or retaining business for the Company. No compensation shall be paid, directly or indirectly, to any official, agency, instrumentality, or person, foreign or domestic, if the compensation would constitute an illegal payment if made in the United States.

An event (such as a business lunch, golf outing, sporting event, etc.) may be sponsored by the Company provided there is a reasonable business purpose for hosting such an event. At least one Employee must attend the event with the other party in order for the expense to be considered a proper entertainment expense and be eligible for reimbursement. Any event in excess of $250 must be approved in advance by an officer of the Company. All entertainment expenses submitted to the Company for reimbursement must be accompanied by an original receipt with the name of the other company, individuals in attendance and business purpose written on the receipt. All expenses for customer entertainment must be within the budgetary guidelines established by the individual business unit in order to be eligible for reimbursement.

The provisions of this section do not apply to courtesies openly offered and given as part of routine business, such as holiday gifts or business luncheons as long as no individual is given a gift with a value that exceeds $250 and in the aggregate, the total value of the gifts given to one individual in a calendar year may not exceed $600. Any gift to be given in excess of these amounts must have prior approval from the Audit Committee.

J.	CONTRACT AUTHORIZATION

The Company expects its Employees to compete fairly and ethically for all business opportunities. Employees involved in the negotiation of agreements and contracts must ensure that all statements, communications, and representations are accurate and truthful. Employees are expected to know, understand, and honor the terms of the Company's contractual agreements.

Appropriate approvals are to be obtained before contracts are executed, modified or amended. Approvals should be obtained from your supervisor, their supervisor, or from the CFO, as appropriate and subject to the signing authority set forth below. No unauthorized contracts or modifications of contracts such as unapproved "side letters" or oral agreements constituting modifying or amending contracts may be entered into. Entering into unauthorized side letters or oral agreements is grounds for disciplinary action, up to and including termination.

Only certain Company Employees are authorized to sign contracts that legally bind the Company. Before any document legally binding the Company is signed, you must ensure that the person signing such document has signing authority. Only the executive officers of the Company have the authority to sign documents or to delegate that authority on behalf of the Company. If you are uncertain who has signing authority, please contact the CFO. If you are authorized to sign documents on behalf of the Company, you may not delegate this authority to another employee without the approval of the CEO or the CFO.

K.	USE OF CORPORATE ASSETS AND INTELLECTUAL PROPERTY

The assets (including computer equipment, software and telephones) of the Company should be used prudently and primarily for company business purposes. Company assets should not be used for the personal benefit of individual Employees, except as specified in official compensation and benefit programs.

Protection of Company Assets. Proper use of the Company's property, facilities, equipment and other assets is an Employee's responsibility. Employees should use and maintain these assets with the utmost care and respect, guarding against waste and abuse, and being cost-conscious and alert to opportunities for improving performance while reducing costs. The use of Company time, material, or facilities for purposes not directly related to Company business, or the removal or borrowing of Company property without appropriate permission, is prohibited.

This obligation to protect, and properly use, the Company's assets includes the Company's customer relationships and intellectual property, such as information about products, services, customers, systems and people. These assets also include the Company's trademarks, patents, copyrights, trade secrets, business and marketing plans, records, compensation information, and any other proprietary information belonging to the Company. All property created, obtained or compiled by or on behalf of the Company, including customer lists, directories, files, reference materials and reports, computer software, data processing systems, computer programs and databases, belong to the Company.

Any invention, discovery, development, concept, idea, process or work related to the Company's business, written or otherwise, whether or not it can be patented or copyrighted, that an Employee develops alone or with others during employment with the Company or any of its subsidiaries (all of which are referred to as "Company Inventions") belongs to the Company. If a Company Invention is something that can be copyrighted and an Employee creates it as a part of his/her job with the Company or any of its subsidiaries, or because the Company or a subsidiary asked the employee to create it, it is a "work made for hire." The Company is not required to acknowledge an Employee's role in the creation of any Company Inventions and does not need Employee permission to modify, expand, or benefit from it.

As a condition of employment with the company, you assign exclusively to the Company all right, title and interest in any future Company Inventions. You further agree to assist the Company in obtaining for its own benefit intellectual property rights, including any patents and copyrights, in the Company Inventions—and agree to deliver any documents that may be requested to assure, record or perfect your assignment of the Company Inventions to the Company.

L.	INSIDER TRADING

The Company’s Insider Trading Policies are set forth in a separate document.

Section 16 Filing Obligations. Certain directors and officers of the Company or its subsidiaries are (or will be when the Company has made certain filings) subject to the reporting and liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended ("Section 16 Filers").  You will be notified by the CFO if you are a Section 16 Filer.

•
Notification of Trades. Each Section 16 Filer must ensure that he or his broker provides the Compliance Officer or his designee with detailed information (trade date, number of shares, exact price) regarding every transaction involving the Company's securities, including gifts, transfers, pledges and all Rule 10b5-1 transactions, contemporaneously with execution. The obligations of each Section 16 Filer to file Section 16 reports (Forms 3, 4 and 5) are his own personal obligations, and the Company is not responsible for his failure to file accurate and timely Forms 3, 4 and 5.

M.	ACCOUNTING SYSTEMS, BOOKS AND RECORDS

No Employee shall make any knowingly false entries on any record of the Company. No Employee shall knowingly violate any internal control policy or procedure. No Employee shall solicit, accept, prepare or utilize any affidavit, declaration or report that he/she knows or suspects to be materially false or misleading. Books and records will be maintained in accordance with generally accepted accounting principles. All receipts, payments, transfers and other transactions must be timely reflected in full detail in the appropriate business and accounting records of the Company. All entries to the Company's books shall reflect the true intention of the transaction. Any Employee who knows of any unrecorded or erroneously recorded asset or property, any false entry, or any unlawful or improper act must report it promptly to the Board of Directors of the Company. No Employee shall accept compensation from the Company unless the Company has properly authorized that compensation.

N.	WHISTLEBLOWER PROCEDURES

If you become aware of a financial matter that you think is inappropriate, you may write to, or call, the chairperson of the audit committee. You may write an anonymous letter or you may include your name. The letter should be sent to:

Michael Mullarkey
978 Ponte Vedra Blvd.
Ponte Vedra Beach, FL 32082
mullarkey1@gmail.com
(847) 687-0502

O.	COOPERATION WITH AUDITORS AND CONSULTANTS

Cooperation is expected with the auditors from the public accounting firms who audit the Company, consultants who perform other professional services and internal auditors. Care should be taken to be sure no false or misleading information is given to these professionals.

P.	FOREIGN CORRUPT PRACTICES ACT

All Employees must comply with the Foreign Corrupt Practices Act, which makes it unlawful for any U.S. citizen, firm, agent or representative, to use a means of U.S. interstate commerce (e.g., mail, telephone, E-mail, etc.) to authorize, offer or promise to pay or transfer money or anything of value to a foreign official, political party or candidate for political office in an effort to influence a decision for the purpose of obtaining or retaining business.

Q.	EQUAL EMPLOYMENT OPPORTUNITY

The Company is committed to a policy of equal employment opportunity so as to assure that there shall be no discrimination or harassment against an Employee or applicant on the grounds of race, color, religion, gender, age, disability or medical condition, genetic information, sexual orientation, national origin, citizenship, family status, gender identity or gender expression, or any other characteristic protected by applicable laws and regulations. This policy relates to all phases of employment including recruitment, hiring, placement, promotion, transfer, compensation, benefits, training, educational, social and recreational programs and the use of the Company's facilities. The provisions of this policy cover personnel action in all job categories and at all levels. Harassment, retaliation, coercion, interference or intimidation of any Employee because of that Employee's race, religion, color, national origin, citizenship, gender, sexual orientation, age, medical condition or disability, gender identity or gender expression, or family status is strictly forbidden. Any Employee who experiences such activity shall report it immediately to his or her supervisor and/or the Company Human Resources Manager.

R.	SEXUAL HARASSMENT

The Company is committed to provide a work environment that is free of discrimination and unlawful harassment. Actions, words, jokes or comments based on an individual's sex, sexual orientation, gender identity or gender expression will not be tolerated. Any Employee who is the subject of, or who becomes aware of, sexual or other unlawful harassment must report it to his or her supervisor or to an officer of the Company. Any supervisor or manager who becomes aware of possible harassment must promptly inform the CFO of Rvue Holdings, Inc. No Employee or manager will face reprisals for making such reports so long as there is a reasonable good faith basis for doing so. Any Employee found to be engaging in sexual harassment will be subject to disciplinary action up to and including termination of employment. The phone number for the Company is 954-525-6464.

S.	AMERICANS WITH DISABILITIES ACT

It is the policy of the Company to comply with all relevant and applicable provisions of the Americans With Disabilities Act (ADA). The Company will not discriminate against any qualified Employee of job applicant with respect to any terms, privileges or conditions of employment because of a person's physical or mental disability. The Company will make a reasonable accommodation, where such accommodation is necessary, feasible and effective for all Employees or applicants with disabilities, provided that the individual is medically qualified for and effective in the position and provided that any accommodations made do not require significant difficulty or expense. The Company's policy of nondiscrimination applies to all personnel and employment practices including hiring, promoting, transferring, recruiting and terminating.

T.	IMMIGRATION REFORM AND CONTROL ACT

In compliance with the Immigration Reform and Control Act of 1986 and the Immigration Act of 1990, the USA domestic Companies will hire only those individuals who are authorized to work in the United States. All individuals will be required to submit documentary proof of their identity and employment authorization. All US Employees will also be required to complete and sign, under oath, Department of Homeland Security Form I-9.

U.	HEALTH, SAFETY AND ENVIRONMENT

The Company is committed to compliance with applicable U.S. and foreign laws and regulations that apply to its operations, including those concerning health, safety and environment. Employees will make every reasonable effort to ensure that the Company's products and places of business are safe for the public and its Employees. Employees shall follow Company policies and directives relating to matters of health and safety and maintenance of environmental standards. Employees are expected to use common sense and good judgment in dealing with such matters.

V.	REPORTING PROCEDURES

Employees with questions or who need assistance with interpreting provisions of this Code should consult the CFO. Each year, Employees are required to confirm, in writing, that they have read and understand the Code and to indicate in writing whether or not they are in compliance with it.

Employees shall immediately disclose the nature of any act or circumstance involving themselves, a co-worker or their families that is or may appear to be a conflict of interest with their duties and responsibilities to the Company or is or may appear to be in violation of this code. Conflicts of interest or any violations or apparent violations of this code should be reported by immediately submitting a Receipt and Disclosure Certificate to the Chairman of the Audit Committee, as set forth in Section N of the Code.

If a situation develops that requires disclosure, or if a person has any doubt about whether a particular situation involves a conflict of interest, reportable circumstance or prohibited activity, the individual should submit a Receipt and Disclosure Certificate to the Human Resources Department.

Each employee has an affirmative obligation to read this Code carefully, seek clarification of any portion of it that he or she does not understand, and to report in writing any known or suspected violation of the Code by themselves, their families or any person under his or her supervision or control. No retribution will be taken against a person for reporting in good faith a violation or a suspected violation.

Employees who violate this Code will be subject to appropriate disciplinary action, which may include termination of employment.

W.	WAIVER

You may obtain a waiver of this Code from the Audit Committee. The Audit Committee is responsible for approving in advance any waivers of the Code for directors, executive officers and senior financial officers. Requests for waivers must be made in writing to the applicable group prior to the occurrence of any violation of this Code. Any waiver may be promptly disclosed to the Company's stockholders, along with the reasons for the waiver, to the extent and in the manner required by applicable law.

RECEIPT AND DISCLOSURE CERTIFICATE

I have received a copy of the Code of Conduct and Corporate Ethics General Policy Statement Code (the "Code") of RVue Holdings, Inc. (the "Company"). I have read this Code, I understand its content and I agree to abide by its terms.

Any violation to the provisions of this Code will be subject to disciplinary actions, up to and including termination of my employment for cause.

The Board of Directors of the Company reserves the right to amend, alter, or terminate the Code at any time and for any reason.

Disclosuresures:

(    )   None.

(    )   See below:

(    )   Additional sheets attached.

SIGNATURE	DATE

NAME (PLEASE PRINT)